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                         [BROWN & WOOD LLP LETTERHEAD]


                                                                     EXHIBIT 5.2


                                                                   June 10, 1997



Advanta Corp.
Advanta Capital Trust I
c/o Advanta Corp.
    Welsh & McKean Roads
    P.O. Box 844
    Spring House, Pennsylvania 19477

                  Re:      Advanta Corp.
                           Advanta Capital Trust I
                           Registration Statement on Form S-4
                           File No. 333-24573

Ladies and Gentlemen:

                  We have acted as counsel to Advanta Corp., a Delaware corporation (the "Corporation") and Sponsor of Advanta Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to:
(i) the proposed issuance by the Trust of $100,000,000 aggregate Liquidation Amount of its 8.99% Series B Capital Securities (the "New Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for $100,000,000 aggregate Liquidation Amount of its outstanding 8.99% Series A Capital Securities (the "Old Capital Securities"); (ii) the proposed issuance by the Corporation to the Trust, in an aggregate principal amount corresponding to the aggregate Liquidation Amount of the New Capital Securities, of the Corporation's 8.99% Series B Junior Subordinated Deferrable Interest Debentures due December 17, 2026 (the "New Junior Subordinated Debentures") registered under the Securities Act in exchange for a comparable aggregate principal amount of the Corporation's outstanding 8.99% Series A Junior Subordinated Deferrable Interest Debentures due December 17, 2026 (the "Old Junior Subordinated Debentures"); and (iii) the proposed execution of the Corporation's guarantee in respect of the New Capital Securities (the "New Guarantee") registered under the Securities Act. The New Capital Securities will be issued under an Amended and Restated Declaration of Trust for the Trust, dated as of December 17, 1996 (the "Amended Declaration"), among the Corporation, as Sponsor, The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank Delaware, as Delaware Trustee, and the Administrative Trustees named therein, while the New Junior Subordinated Debentures will be issued under an Indenture, dated as of December 17, 1996 (the "Indenture"), between the Corporation and The Chase Manhattan Bank, as Debenture Trustee.

         We have examined such documents and records as we deemed appropriate, including the following:
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         (i) Copy of the Restated Certificate of Incorporation of the
         Corporation, certified as of a recent date by the Secretary of State of the State of Delaware;


         (ii) Copy of the By-Laws of the Corporation, as amended, certified as of a recent date by an Assistant Secretary of the Corporation to be a true and complete copy;


         (iii) Copy, certified as of a recent date by an Assistant Secretary of the Corporation to be a true and complete copy, of resolutions adopted by the Board of Directors of the Corporation on December 5, 1996 and by the Special Committee of the Board of Directors of the Corporation on December 11, 1996;


         (iv) Executed counterparts of the Amended Declaration;

         (v) Specimen of the New Capital Security;


         (vi) Executed counterparts of the Indenture;


         (vii) Specimen of the New Junior Subordinated Debenture;


         (viii) Proposed form of the New Guarantee; and


         (ix) Executed counterparts of the Registration Rights Agreement, dated as of December 11, 1996 (the "Registration Rights Agreement"), among the Trust, the Corporation and the Initial Purchasers named therein.

         In addition, as to certain factual matters, we have relied upon certificates of officers of the Corporation, the Administrative Trustees of the Trust, public officials and others.

         In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Corporation we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, as well as the validity, binding effect and enforceability thereof on such parties.

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         Based upon the foregoing, we are of the opinion that:

         (1) The New Junior Subordinated Debentures have been duly authorized by all requisite corporate action of the Corporation and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Old Junior Subordinated Debentures as contemplated in the Registration Rights Agreement, the New Junior Subordinated Debentures will constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture and enforceable against the Corporation in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

         (2) The New Guarantee has been duly authorized by all requisite corporate action of the Corporation and, when executed by the Corporation and The Chase Manhattan Bank, as Guarantee Trustee, and delivered as contemplated in the Registration Rights Agreement, the New Guarantee will constitute a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

         We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America. As to matters governed by Delaware law, we have relied exclusively upon the opinion of Elizabeth H. Mai, Senior Vice President, Secretary and General Counsel of the Corporation, and have not made any independent investigation of the matters covered in such opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.


                                       Very truly yours,

                                       /s/ Brown & Wood LLP

                                       BROWN & WOOD LLP




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